Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 18,000,000.00	0.0001381	$ 2,485.80
Fees Previously Paid
	Total Transaction Valuation:	$ 18,000,000.00
	Total Fees Due for Filing:			$ 2,485.80
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 2,485.80
Offering Note
[1]	(a) Title of each class of securities to which transaction applies: Common Stock, $0.0001 par value per share, of the Registrant. (b) Aggregate number of securities to which transaction applies: Not applicable. (c) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11 (240.0-11(c)(2)), the underlying value of the transaction (the "Total Consideration") is based on the cash consideration of $18,000,000 payable to the Registrant in accordance with the terms of the Asset Purchase Agreement. Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00013810 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources